Exhibit 99.8

LAST UPDATED 1/29/04

Pinnacle West Capital Corporation
Earnings Variance Explanations
For Periods Ended December 31, 2003 and 2002

     This discussion explains the changes in our consolidated earnings for the three and twelve month periods ended December 31, 2003 and 2002. Condensed Consolidated Statements of Income for the three and twelve months ended December 31, 2003 and 2002 follow this discussion. We will file our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 on or before March 15, 2004. We have reclassified certain prior period amounts to conform to our current period presentation, including netting of certain revenue and purchased power amounts as a result of the adoption of EITF 03-11, “Reporting Realized Gains and Losses on Derivative Instruments That Are Subject to FASB Statement No. 133 and Not ‘Held for Trading Purposes’ as Defined in in Issue No. 02-03.” Additional operating and financial statistics and a glossary of terms are available on our website (www.pinnaclewest.com).

Earnings Contributions by Subsidiary and Business Segment

     We have three principal business segments (determined by products, services and the regulatory environment):

•	our regulated electricity segment, which consists of traditional regulated retail and wholesale electricity businesses and related activities and includes electricity generation, transmission and distribution;

•	our marketing and trading segment, which consists of our competitive energy business activities, including wholesale marketing and trading and APS Energy Services’ commodity-related activities; and

•	our real estate segment, which consists of SunCor’s real estate development and investment activities.

     The following tables summarize net income and segment details for the three and twelve months ended December 31, 2003 and the comparable prior-year periods for Pinnacle West and each of our subsidiaries (dollars in millions):

	Total		Regulated Electricity		Marketing and Trading		Real Estate (a)		Other (b)
Three months ended
December 31,	2003	2002	2003	2002	2003	2002	2003	2002	2003	2002

Arizona Public Service (APS) (c)	$21	$16	$22	$16	$(1)	$—	$—	$—	$—	$—
Pinnacle West Energy (c)(d)	(12)	(31)	(12)	(33)		2	—	—	—	—
APS Energy Services (e)	3	8	—	—	2	5	—	—	1	3
SunCor	36	8	—	—	—	—	36	8	—	—
El Dorado (e)	1	(37)	—	—	—	—	—	—	1	(37)
Parent company (e)	(3)	19	(2)	2	—	2	(1)	—	—	15

Income from continuing operations	46	(17)	8	(15)	1	9	35	8	2	(19)
Income from discontinued operations – net of income taxes	3	2	—	—	—		3	2	—	—
Cumulative effect of a change in accounting for trading activities – net of income taxes (f)	—	(66)	—	—	—	(66)	—	—	—	—

Net income	$49	$(81)	$8	$(15)	$1	$(57)	$38	$10	$2	$(19)

	Total		Regulated Electricity		Marketing and Trading		Real Estate (a)		Other (b)
Twelve months ended
December 31,	2003	2002	2003	2002	2003	2002	2003	2002	2003	2002

Arizona Public Service (APS) (c)	$181	$199	$184	$198	$(3)	$1	$—	$—	$—	$—
Pinnacle West Energy (c) (d)	(1)	(19)		(21)	(1)	2	—	—	—	—
APS Energy Services (e)	16	28	—	—	13	23	—	—	3	5
SunCor	46	10	—	—	—	—	46	10	—	—
El Dorado (e)	7	(55)	—	—	—	—	—	—	7	(55)
Parent company (e)	(18)	43	(14)	(7)	—	32	(1)	—	(3)	18

Income from continuing operations	231	206	170	170	9	58	45	10	7	(32)
Income from discontinued operations – net of taxes	10	9	—	—	—	—	10	9	—	—
Cumulative effect of a change in accounting for trading activities – net of income taxes (f)	—	(66)	—	—	—	(66)	—	—	—	—

Net income	$241	$149	$170	$170	$9	$(8)	$55	$19	$7	$(32)

(a)	See “Real Estate Activities” discussion below.

(b)	The “Other” segment primarily includes activities related to El Dorado in 2002, principally El Dorado’s investment in NAC International Inc. (“NAC”). We recorded pretax losses of $59 million in the twelve months ended December 31, 2002 related to NAC contracts with two customers.

(c)	Consistent with APS’ October 2001 Arizona Corporation Commission (“ACC”) filing, APS entered into contracts with its affiliates to buy power through June 2003. The contracts reflected prices based on the fully-dispatchable dedication of the Pinnacle West Energy generating assets to APS’ native load customers (customers receiving power under traditional cost-based rate regulation). Under the ACC Track B Order, APS was required to solicit bids for certain estimated capacity and energy requirements beginning July 1, 2003. Pinnacle West Energy bid on and entered into a contract to supply most of these purchase power requirements in summer months through September 2006.

(d)	In the fourth quarter of 2002, Pinnacle West Energy recorded a charge related to the cancellation of Redhawk Units 3 and 4 of approximately $30 million after income taxes ($49 million pretax).

(e)	APS Energy Services’ net income prior to 2003 and El Dorado’s net income in 2003 and 2002 are primarily reported before income taxes. The income tax expense or benefit for these subsidiaries was recorded at the parent company.

(f)	We recorded a $66 million after-tax charge as of October 1, 2002 for the cumulative effect of a change in accounting for trading activities in conjunction with the early adoption of EITF 02-3, “Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities.”

Results of Operations

     General

     Throughout the following explanations of our results of operations, we refer to “gross margin.” With respect to our regulated electricity segment and our marketing and trading segment, gross margin refers to electric operating revenues less purchased power and fuel costs. Our real estate segment gross margin refers to real estate revenues less real estate operations costs of SunCor. Other gross margin refers to other operating revenues less other operating expenses, which primarily includes El Dorado’s investment in NAC, which we began consolidating in our financial statements in July 2002. Other gross margin also includes amounts related to APS Energy Services’ energy consulting services.

Operating Results – Three-month period ended December 31, 2003 compared with three-month period ended December 31, 2002

     Our consolidated net income for the three months ended December 31, 2003 was $49 million compared with a net loss of $81 million for the prior-year quarter. The 2002 net loss includes a $66 million after-tax charge for the cumulative effect of a change in accounting for trading activities due to the adoption of EITF 02-3. Excluding the accounting change, the $64 million increase in the period-to-period comparison reflects the following changes in earnings by segment:

•	Regulated Electricity Segment — Net income increased approximately $23 million primarily due to the absence of the 2002 write-off of Redhawk Units 3 and 4; higher retail sales related to favorable weather and customer growth effects; tax credits and favorable income tax adjustments related to prior years resolved in 2003; and lower operating costs primarily related to severance costs recorded in 2002. These favorable factors were partially offset by higher purchased power and fuel costs resulting from higher prices for hedged gas and purchased power; higher costs related to new power plants; higher replacement power costs from plant outages due to more unplanned outages and higher market prices; and a retail electricity price reduction that was effective July 1, 2003.

•	Marketing and Trading Segment – Income from continuing operations decreased approximately $8 million primarily due to the effects on our marketing and trading activities of lower market liquidity and deteriorating counterparty credit in the wholesale power markets in the western United States.

•	Real Estate Segment – Net income improved approximately $28 million because of increased asset and land sales.

•	Other Segment – Net income increased approximately $21 million, primarily due to NAC losses recognized in 2002.

     Additional details on the major factors that increased (decreased) income from continuing operations before income taxes and net income for the three months ended December 31, 2003 compared with the three months ended December 31, 2002 are contained in the table below (dollars in millions).

	Increase (Decrease)

	Pretax	After Tax

Regulated electricity segment gross margin:
Increased purchased power and fuel costs primarily due to higher prices for hedged gas and purchased power	$(35)	$(21)
Higher replacement power costs from plant outages due to more unplanned outages and higher market prices	(12)	(7)
Retail electricity price reduction effective July 1, 2003	(6)	(3)
Effects of favorable weather on retail sales	14	8
Higher retail sales primarily due to customer growth, excluding weather effects	7	4

Net decrease in regulated electricity segment gross margin	(32)	(19)

Marketing and trading segment gross margin:
Decrease in generation sales other than Native Load due to lower volumes and higher fuel prices	(6)	(4)
Lower unit margins on competitive retail sales in California by APS Energy Services	(5)	(3)
Lower mark-to-market gains for future delivery due to lower market liquidity and deteriorating counterparty credit	(4)	(2)
Lower realized margins on wholesale sales primarily due to lower unit margins	(4)	(2)

Net decrease in marketing and trading segment gross margin	(19)	(11)

Net decrease in regulated electricity and marketing and trading segments’ gross margins	(51)	(30)
Higher income primarily related to NAC losses recognized in 2002	38	23
Higher real estate segment contribution primarily due to the increase in asset and land sales (see “Real Estate Activities” below)	47	28
Operations and maintenance expense decreases (increases):
Write-off of Redhawk Units 3 and 4 in 2002	47	28
Severance costs recorded in 2002	11	7
Costs for new power plants in service	(6)	(4)
Net other items	3	2
Depreciation and amortization decreases (increases):
New power plants in service	(3)	(2)
Increased delivery and other assets	(5)	(3)
Decreased regulatory asset amortization	7	4
APS’ return to the AFUDC method of capitalizing construction finance costs	2	3
Higher interest expense primarily related to new power plants in service	(6)	(4)
Miscellaneous items, net	(1)	1
Tax credits and favorable income tax adjustments related to prior years resolved in 2003	—	11

Net increase in income from continuing operations	$83	64

Increase due to cumulative effect of a change in accounting for trading activities – net of income taxes in 2002		66

Net increase in net income		$130

     The increase in operating and interest costs related to new power plants placed in service by Pinnacle West Energy, net of purchased power savings and increased gross margin from generation sales other than Native Load, totaled approximately $13 million after income taxes in the three months ended December 31, 2003 compared with the prior year period.

Regulated Electricity Segment Revenues

     Regulated electricity segment revenues were $26 million higher in the three months ended December 31, 2003 compared with the same period in the prior year, primarily as a result of:

•	a $21 million increase in retail revenues related to weather;

•	a $16 million increase in retail revenues related to customer growth, excluding weather effects;

•	a $6 million decrease in retail revenues related to a reduction in retail electricity prices; and

•	a $5 million net decrease due to miscellaneous factors.

Marketing and Trading Segment Revenues

     Marketing and trading segment revenues were $10 million lower in the three months ended December 31, 2003 compared with the same period in the prior year, primarily as a result of:

•	a $16 million decrease from generation sales other than Native Load primarily due to lower sales volumes;

•	$4 million in lower mark-to-market gains for future-period deliveries primarily as a result of lower market liquidity and deteriorating counterparty credit;

•	an $8 million increase from higher prices on retail sales in California by APS Energy Services; and

•	$2 million of higher realized wholesale revenues primarily due to higher prices.

Real Estate Segment Revenues

     Real estate segment revenues were $115 million higher in the three months ended December 31, 2003 compared with the same period in the prior year primarily as a result of increased asset and land sales related to SunCor’s effort to accelerate asset sales.

Other Revenues

     Other revenues were $12 million lower in the three months ended December 31, 2003 compared with the same period in the prior year primarily due to decreased sales activity at NAC and decreased APS Energy Services non-commodity sales activity.

Operating Results – Twelve-month period ended December 31, 2003 compared with twelve-month period ended December 31, 2002

     Our consolidated net income for the twelve months ended December 31, 2003 was $241 million compared with $149 million for the prior year. The 2002 net income includes a $66 million after-tax charge for the cumulative effect of a change in accounting for trading activities due to the adoption of EITF 02-3. Excluding the accounting change, the $26 million increase in the period-to-period comparison reflects the following changes in earnings by segment:

•	Regulated Electricity Segment – Net income was flat when comparing the two years, due to offsetting factors. Net income in 2003 was negatively impacted by higher purchased power and fuel costs resulting from higher prices for hedged gas and purchased power; higher costs related to new power plants, net of purchased power savings; higher replacement power costs from plant outages due to higher market prices and more unplanned outages; operations and maintenance costs related to increased pension and other benefits; two retail electricity price reductions; and higher depreciation expense related to increased delivery and other assets. These negative factors were offset by higher retail sales primarily due to customer growth and favorable weather; the absence of the 2002 write-off of Redhawk Units 3 and 4; lower operating costs primarily related to severance costs recorded in 2002; lower regulatory asset amortization; tax credits and favorable income tax adjustments related to prior years resolved in 2003; and higher income related to APS’ return to the AFUDC method of capitalizing construction finance costs.

•	Marketing and Trading Segment – Income from continuing operations decreased approximately $49 million primarily due to lower market liquidity and deteriorating counterparty credit in the wholesale power markets in the western United States.

•	Real Estate Segment — Net income improved approximately $36 million primarily due to increased asset, land and home sales.

•	Other Segment – Net income increased approximately $39 million, primarily due to NAC losses recognized in 2002.

     Additional details on the major factors that increased (decreased) income from continuing operations before income taxes and net income for the twelve months ended December 31, 2003 compared with the twelve months ended December 31, 2002 are contained in the table below (dollars in millions).

	Increase (Decrease)

	Pretax	After Tax

Regulated electricity segment gross margin:
Increased purchased power and fuel costs primarily due to higher prices for hedged gas and purchased power	$(60)	$(36)
Higher replacement power costs from plant outages due to higher market prices and more unplanned outages	(47)	(28)
Retail electricity price reductions effective July 1, 2002 and July 1, 2003	(27)	(16)
Higher retail sales volumes due to customer growth, excluding weather effects	48	29
Decreased purchased power costs due to new power plants in service	16	10
Effects of weather on retail sales	13	8
Miscellaneous factors, net	5	2

Net decrease in regulated electricity segment gross margin	(52)	(31)

Marketing and trading segment gross margin:
Lower mark-to-market gains for future delivery due to lower market liquidity and deteriorating counterparty credit	(59)	(35)
Lower realized margins on wholesale sales primarily due to lower unit margins, partially offset by higher volumes	(32)	(19)
Higher margin related to structured contracts originated in prior years	13	7
Decrease in generation sales other than Native Load primarily due to lower unit margins partially offset by higher sales volumes, including sales from new power plants in service	(7)	(4)

Net decrease in marketing and trading segment gross margin	(85)	(51)

Net decrease in regulated electricity and marketing and trading segments’ gross margins	(137)	(82)
Higher income primarily related to NAC losses recognized in 2002	66	40
Higher real estate segment contribution primarily due to higher asset, land and home sales (See “Real Estate Activities” below)	58	36
Operations and maintenance expense decreases (increases):
Write-off of Redhawk Units 3 and 4 in 2002	47	28
Severance costs recorded in 2002	36	21
Increased pension and other benefit costs	(28)	(17)
Costs for new power plants in service	(20)	(12)
Net other items	1	1
Higher interest expense and lower capitalized interest primarily related to new power plants in service	(26)	(16)
Depreciation and amortization decreases (increases):
New power plants in service	(19)	(11)
Increased delivery and other assets	(24)	(14)
Decreased regulatory asset amortization	29	17
APS’ return to the AFUDC method of capitalizing construction finance costs	8	11
Miscellaneous items, net	7	7
Tax credits and favorable income tax adjustments related to prior years resolved in 2003	—	17

Net (decrease)/increase in income from continuing operations	$(2)	26

Increase due to cumulative effect of a change in accounting for trading activities – net of income tax in 2002		66

Net increase in net income		$92

     The increase in operating and interest costs related to new power plants placed in service by Pinnacle West Energy, net of purchased power savings and increased gross margin from generation sales other than Native Load, totaled approximately $30 million after income taxes in the twelve months ended December 31, 2003 compared with the prior-year period.

Regulated Electricity Segment Revenues

     Regulated electricity segment revenues were $88 million higher in the twelve months ended December 31, 2003 compared with the prior year, primarily as a result of:

•	an $85 million increase in retail revenues related to customer growth and higher average usage, excluding weather effects;

•	a $21 million increase in retail revenues related to weather;

•	a $6 million increase related to traditional wholesale sales as a result of higher prices and higher sales volumes;

•	a $27 million decrease in retail revenues related to two reductions in retail electricity prices; and

•	a $3 million net increase due to miscellaneous factors.

Marketing and Trading Segment Revenues

     Marketing and trading segment revenues were $105 million higher in the twelve months ended December 31, 2003 compared with the prior year, primarily as a result of:

•	$74 million of higher revenues related to the adoption of EITF 02-3 in the fourth quarter of 2002, primarily due to structured contracts that were reported gross in the current period and net in most of the prior period;

•	a $69 million increase from higher competitive retail sales in California by APS Energy Services;

•	a $38 million increase from generation sales other than Native Load primarily due to higher prices and sales volumes, including sales from new power plants in service;

•	$59 million in lower mark-to-market gains for future-period deliveries primarily as a result of lower market liquidity and lower price volatility; and

•	$17 million of lower realized wholesale revenues primarily due to lower unit margins on trading activities that are reported on a net basis.

Real Estate Segment Revenues

     Real estate segment revenues were $161 million higher in the twelve months ended December 31, 2003 compared with the prior year primarily as a result of increased asset, land and home sales related to SunCor’s effort to accelerate asset sales.

Other Revenues

     Other revenues were $24 million higher in the twelve months ended December 31, 2003 compared with the prior year primarily due to our consolidation of NAC’s financial statements beginning in the third quarter of 2002, partially offset by decreased sales activity at NAC.

Real Estate Activities

     Certain components of SunCor’s real estate sales activities, which are included in the real estate segment, are required to be reported as discontinued operations on our Condensed Consolidated Statements of Income in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Among other guidance, SFAS No. 144 prescribes accounting for discontinued operations and defines certain activities as discontinued operations. We adopted SFAS No. 144 effective January 1, 2002 and determined that activities that would have required discontinued operations reporting in 2002, 2001 and 2000 were immaterial.

     In the first quarter of 2003, SunCor sold its water utility company, which resulted in an after-tax gain of $5 million ($8 million pretax). The amounts of the gain on the sale and operating income of the water utility company in the current and prior periods are classified as discontinued operations on our Condensed Consolidated Statements of Income.

     In the second quarter of 2002, SunCor sold a retail center, but maintained a continuing involvement through a management contract. In the first quarter of 2003, this management contract was canceled. As a result, the after-tax gain of $6 million ($10 million pre-tax) recorded in operations in 2002 related to this property was reclassified as discontinued operations on our Condensed Consolidated Statements of Income. The income from discontinued operations in the three and twelve months ended December 31, 2002 primarily reflects this sale.

     In the fourth quarter of 2003, SunCor sold a retail center, which resulted in an after-tax gain of $3 million ($5 million pretax). The gain on the sale and the operating income related to this property in the current period are classified as discontinued operations on our Condensed Consolidated Statements of Income. There were no prior-year operations related to this retail center.

Forward-Looking Statements

     This document contains forward-looking statements based on current expectations, and we assume no obligation to update these statements or make any further statements on any of these issues, except as required by applicable law. These forward-looking statements are often identified by words such as “hope,” “may,” “believe,” “anticipate,” “plan,” “expect,” “require,” “intend,” “assume” and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from results or outcomes currently expected or sought by us. These factors include, but are not limited to:

•	the ongoing restructuring of the electric industry, including the introduction of retail electric competition in Arizona and decisions impacting wholesale competition;

•	the outcome of regulatory and legislative proceedings relating to the restructuring;

•	state and federal regulatory and legislative decisions and actions, including the outcome of the rate case APS filed with the ACC on June 27, 2003 and the wholesale electric price mitigation plan adopted by the FERC;

•	regional economic and market conditions, including the results of litigation and other proceedings resulting from the California energy situation, volatile purchased power and fuel costs and the completion of generation and transmission construction in the region, which could affect customer growth and the cost of power supplies;

•	the cost of debt and equity capital and access to capital markets;

•	energy usage;

•	weather variations affecting local and regional customer energy usage;

•	conservation programs;

•	power plant performance and outages;

•	market prices for electricity and natural gas;

•	the successful completion of our generation construction program;

•	regulatory issues associated with generation construction, such as permitting and licensing;

•	changes in accounting principles generally accepted in the United States;

•	our ability to compete successfully outside traditional regulated markets (including the wholesale market);

•	our ability to manage our marketing and trading activities and the use of derivative contracts in our business (including the interpretation of the subjective and complex accounting rules related to these contracts);

•	technological developments in the electric industry;

•	the performance of the stock market and the changing interest rate environment, which affect the amount of our required contributions to our pension plan and nuclear decommissioning trust funds, as well as our reported costs of providing pension and other postretirement benefits;

•	the strength of the real estate market in SunCor’s market areas, which include Arizona, Idaho, New Mexico and Utah; and

•	other uncertainties, all of which are difficult to predict and many of which are beyond our control.

PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(in thousands, except per share amounts)

	THREE MONTHS ENDED
	December 31,		Increase (Decrease)
	2003	2002	Amount	Percent

Operating Revenues
Regulated electricity segment	$432,246	$405,915	$26,331	6.5%	B
Marketing and trading segment	91,447	101,116	(9,669)	9.6%	W
Real estate segment	188,718	73,729	114,989	156.0%	B
Other revenues	21,793	33,555	(11,762)	35.1%	W

Total	734,204	614,315	119,889	19.5%	B

Operating Expenses
Regulated electricity segment purchased power and fuel	122,947	65,269	57,678	88.4%	W
Marketing and trading segment purchased power and fuel	81,661	72,175	9,486	13.1%	W
Operations and maintenance	140,244	193,674	(53,430)	27.6%	B
Real estate segment operations	148,677	62,706	85,971	137.1%	W
Depreciation and amortization	114,672	113,968	704	0.6%	W
Taxes other than income taxes	25,419	26,805	(1,386)	5.2%	B
Other expenses	19,118	65,843	(46,725)	71.0%	B

Total	652,738	600,440	52,298	8.7%	W

Operating Income	81,466	13,875	67,591	487.1%	B

Other
Allowance for equity funds used during construction	3,046	—	3,046	N/A	B
Other income	21,967	4,771	17,196	360.4%	B
Other expense	(5,785)	(6,868)	1,083	15.8%	B

Total	19,228	(2,097)	21,325	1016.9%	B

Interest Expense
Interest charges	53,051	46,974	6,077	12.9%	W
Capitalized interest	(5,383)	(4,967)	(416)	8.4%	B

Total	47,668	42,007	5,661	13.5%	W

Income From Continuing Operations Before Income Taxes	53,026	(30,229)	83,255	275.4%	B
Income Taxes	7,030	(13,660)	20,690	151.5%	W

Income From Continuing Operations	45,996	(16,569)	62,565	377.6%	B
Income from Discontinued Operations Net of Income Tax Expense	3,095	1,684	1,411	83.8%	B
Cumulative Effect of a Change in Accounting for Trading Activities - Net of Income Tax Benefit	—	(65,745)	65,745	100.0%	B

Net Income	$49,091	$(80,630)	$129,721	160.9%	B

Weighted-Average Common Shares Outstanding — Basic	91,273	85,302	5,971	7.0%
Weighted-Average Common Shares Outstanding — Diluted	91,403	85,302	6,101	7.2%
Earnings Per Weighted-Average Common Share Outstanding
Income From Continuing Operations — Basic	$0.50	$(0.19)	$0.69	363.2%	B
Net Income — Basic	$0.54	$(0.95)	$1.49	156.8%	B
Income From Continuing Operations — Diluted	$0.50	$(0.19)	$0.69	363.2%	B
Net Income — Diluted	$0.54	$(0.95)	$1.49	156.8%	B

Certain prior year amounts have been restated to conform to the 2002 presentation.

      B — Better
      W — Worse

PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(in thousands, except per share amounts)

	TWELVE MONTHS ENDED
	December 31,		Increase (Decrease)
	2003	2002	Amount	Percent

Operating Revenues
Regulated electricity segment	$1,978,075	$1,890,391	$87,684	4.6%	B
Marketing and trading segment	391,886	286,879	105,007	36.6%	B
Real estate segment	361,604	201,081	160,523	79.8%	B
Other revenues	86,287	61,937	24,350	39.3%	B

Total	2,817,852	2,440,288	377,564	15.5%	B

Operating Expenses
Regulated electricity segment purchased power and fuel	517,320	376,911	140,409	37.3%	W
Marketing and trading segment purchased power and fuel	344,862	154,987	189,875	122.5%	W
Operations and maintenance	548,732	584,538	(35,806)	6.1%	B
Real estate segment operations	305,974	185,925	120,049	64.6%	W
Depreciation and amortization	438,143	424,082	14,061	3.3%	W
Taxes other than income taxes	110,270	107,952	2,318	2.1%	W
Other expenses	70,498	104,959	(34,461)	32.8%	B

Total	2,335,799	1,939,354	396,445	20.4%	W

Operating Income	482,053	500,934	(18,881)	3.8%	W
Other
Other income	35,563	14,910	20,653	138.5%	B
Allowance for equity funds used during construction	14,240	—	14,240	N/A	B
Other expense	(20,574)	(33,655)	13,081	38.9%	B

Total	29,229	(18,745)	47,974	255.9%	B

Interest Expense
Interest charges	204,590	187,512	17,078	9.1%	W
Capitalized interest	(29,444)	(43,749)	14,305	32.7%	W

Total	175,146	143,763	31,383	21.8%	W

Income From Continuing Operations Before Income Taxes	336,136	338,426	(2,290)	0.7%	W
Income Taxes	105,560	132,228	(26,668)	20.2%	B

Income From Continuing Operations	230,576	206,198	24,378	11.8%	B
Income from Discontinued Operations Net of Income Tax Expense	10,003	8,955	1,048	11.7%	B
Cumulative Effect of a Change in Accounting for Trading Activities — Net of Income Tax Benefit	—	(65,745)	65,745	100.0%	B

Net Income	$240,579	$149,408	$91,171	61.0%	B

Weighted-Average Common Shares Outstanding — Basic	91,265	84,903	6,362	7.5%
Weighted-Average Common Shares Outstanding — Diluted	91,405	84,964	6,441	7.6%
Earnings Per Weighted-Average Common Share Outstanding
Income From Continuing Operations — Basic	$2.53	$2.43	$0.10	4.1%	B
Net Income — Basic	$2.64	$1.76	$0.88	50.0%	B
Income From Continuing Operations — Diluted	$2.52	$2.43	$0.09	3.7%	B
Net Income — Diluted	$2.63	$1.76	$0.87	49.4%	B

Certain prior year amounts have been restated to conform to the 2002 presentation.

      B — Better
      W — Worse